EXHIBIT 11.1

                   SIGNET BANKING CORPORATION AND SUBSIDIARIES

                                    FORM 10-K

                        COMPUTATION OF EARNINGS PER SHARE
                    (dollars in thousands - except per share)

                                                           1995              1994             1993
                                                     -----------------------------------------------------
Common and common equivalent:
   Average shares outstanding                             58,843,986        57,355,021       56,291,808
   Dilutive stock options - based on the
     treasury stock method using average
     market price                                            953,732           500,034          574,866
                                                     -----------------------------------------------------
   Shares used                                            59,797,718        57,855,055       56,866,674
                                                     =====================================================

Net income applicable to
   Common Stock                                       $      111,080   $       149,834  $       174,414
                                                     =====================================================

Per share amount                                      $         1.86   $          2.59  $          3.07
                                                     =====================================================

Assuming full dilution:
   Average shares outstanding                             58,843,986        57,355,021       56,291,808
   Dilutive stock options - based on the
     treasury stock method using the
     period end market price, if higher
     than average market price                               982,435           507,906          628,282
                                                     -----------------------------------------------------
   Shares used                                            59,826,421        57,862,927       56,920,090
                                                     =====================================================

Net income applicable to
   Common Stock                                       $      111,080   $       149,834  $       174,414
                                                     =====================================================

Per share amount                                      $         1.86   $          2.59  $          3.06

                                                     =====================================================

The calculations of common and common equivalent earnings per share and fully diluted earnings per share are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although both calculations are not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because there is dilution of less than 3%. The Registrant has elected to show fully diluted earnings per share in its financial statements.